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                                                                   EXHIBIT 23.2



                                 CONSENT OF KPMG LLP



The Board of Directors
divine, inc.:

         We consent to the incorporation by reference in this registration statement on Form S-3 of divine, inc. of our report dated March 29, 2002, with respect to the consolidated balance sheets of divine, inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, and for the period from May 7, 1999 (inception) through December 31, 1999, which report appears in the December 31, 2001 Annual Report on Form 10-K of divine, inc., and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3 and the related prospectus.

/s/ KPMG LLP
Chicago, Illinois
July 29, 2002